Exhibit 99.1

CALIFORNIA PIZZA KITCHEN ANNOUNCES BOARD MEMBER HAROLD ROSSER RESIGNS

Los Angeles, CA, July 7, 2003 – California Pizza Kitchen Inc., (Nasdaq: CPKI) announced today that Harold Rosser has resigned as a director. Mr. Rosser is a Managing Director of Bruckmann Rosser Sherrill & Company, LLC (“BRS”).

In 1997, BRS purchased a controlling interest in California Pizza Kitchen from Pepsico, Inc.

“On behalf of the entire board, we thank Hal for his nearly six years of service as a director. BRS’s early investment was critical to our growth and development. BRS has substantially reduced its equity investment in CPK over the years and we fully understand his desire to focus on other portfolio investments,” said Richard Rosenfield, Co-Chairman of the Board of Directors.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company’s full service restaurants feature hearth-baked pizzas, salads, soups and sandwiches. The chain operates, licenses or franchises 159 restaurants of which 128 are company-owned, and 31 operate under franchise or license agreements. The California Pizza Kitchen website is http://www.cpk.com.

California Pizza Kitchen Inc.

Sarah Goldsmith-Grover (media) or Greg Levin (investors)

310/342-5000